Exhibit 12

                        OVERSEAS SHIPHOLDING GROUP, INC.

                Computation of Ratio of Earnings to Fixed Charges

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                         ----------------------
                                                            2003         2002
                                                         ---------    ---------
Earnings:
Income before federal income taxes                       $ 120,386    $   6,924
Less: equity in earnings of 50%-or-less-owned
  companies                                                (20,157)      (3,287)
                                                         ---------    ---------
Pretax income from continuing operations                   100,229        3,637
Add: fixed charges                                          32,383       31,172
Less: interest capitalized during the period                (2,180)      (2,267)
Add: amortization of capitalized interest                    1,500        1,500
                                                         ---------    ---------
Total Earnings                                           $ 131,932    $  34,042
                                                         =========    =========

Fixed Charges:
Interest expense, including amortization of deferred
  finance costs                                          $  28,562    $  26,814
Add: interest capitalized during the period                  2,180        2,267
Add: interest portion of rental expense                      1,641        2,091
                                                         ---------    ---------
Total Fixed Charges                                      $  32,383    $  31,172
                                                         =========    =========

Ratio of earnings to fixed charges                            4.1x         1.1x
                                                         =========    =========